Exhibit 10.28

CONFIDENTIAL

LABORATORY SERVICES AGREEMENT

This Laboratory Services Agreement (“Agreement”) effective as of April 1, 2003 (the “Effective Date”) is between Acorda Therapeutics, Inc. with an address at 15 Skyline Drive, Hawthorne, New York 10532, USA (“Acorda”) and Cardinal Health PTS, Inc. with an address of 160 Magellan Labs Ct., Morrisville, North Carolina, USA (“Cardinal Health”).

Acorda and Cardinal Health agree to the following terms and conditions:

1.                                       Services.

1.1                                 Cardinal Health agrees to provide to Acorda the laboratory services described in Quotes identified in Exhibit A to this Agreement, relating to Acorda’s Stability Study on the compound, Fampridine, and as set out in the Protocols agreed to by the parties or previously approved by Elan (the “Protocols”) and on any additional exhibit as may be mutually agreed by the parties in writing and attached hereto from time to time (the “Services”). Each such exhibit shall be incorporated by reference into this Agreement and shall be subject to the terms and conditions contained herein.  Cardinal Health shall use reasonable commercial efforts to perform the Services in an efficient and timely manner and in accordance with the timeframes set out in the Quotes identified in Exhibit A.  Cardinal Health agrees that there shall be no deviations from the provisions of the quotes identified in Exhibit A or from the Protocols or from any instructions provided to Cardinal Health in writing by Acorda without Acorda’s prior written consent. Cardinal Health further agrees that all reports generated hereunder will meet the requirements set forth in the documents identified in Exhibit A, the Protocols and this Agreement.  In the event of a conflict between the terms of this Agreement and the terms set forth in any quote identified in Exhibit A, or any quote later agreed to by the parties which is subject to this Agreement, the terms of this Agreement shall control.

1.2                                 Unless otherwise agreed to by the parties in writing, Acorda is solely responsible to (i) provide complete and accurate scientific data regarding Acorda’s requirements for the Services, (ii) provide Cardinal Health with complete and accurate information necessary to develop the scope of work, and estimated or fixed costs for the Services, (iii) review and approve all Service instructions, the Protocols and any subsequent protocol or exhibit, (iv) if applicable, prepare all submissions to regulatory authorities.

2.                                       Payment of Fees and Expenses.

2.1                                 Acorda will pay Cardinal Health for the Services actually rendered by Cardinal Health at the rates specified in the Quotes identified in Exhibit A and this Agreement.  Cardinal

Health may amend such rates once annually upon written notice to Acorda.  Cardinal Health will invoice Acorda post completion of each Stability Test interval or as separately agreed for services provided under this Agreement.  Acorda shall pay all amounts due within thirty (30) days of receipt of Cardinal Health’s itemized invoices for work completed.  Acorda will pay any sales, use, gross receipts, compensating or other taxes (excluding income and franchise taxes) required to be paid by Cardinal Health as a result of the Services and any other action necessary to fulfill the terms of this Agreement.  Cardinal Health will charge a late payment fee of 1.5% per month, or the maximum amount permitted by law if less than 1.5% per month, for any undisputed payment not received within thirty (30) days from receipt of invoice by Acorda.  All payments shall be made in United States Dollars unless otherwise agreed. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Acorda.  For purposes of this Section 2.1, Cardinal Health, its affiliates, parent or related entities shall be deemed to be a single creditor.

2.2                                 Cardinal Health will be responsible for discharging all payments to its staff who will be providing the Services hereunder.  Unless otherwise agreed to by the parties, and except as otherwise provided in this Agreement, Cardinal Health will be responsible for procuring and paying for all equipment necessary to carry out the Services. Cardinal Health shall maintain complete and accurate records verifying time and materials expended by Cardinal Health during the provision of the Services.  These records shall be available for inspection, review and audit at reasonable times by Acorda and Cardinal Health, or its duly authorized representative, during and for one year following the termination of this Agreement.  In no event shall Acorda be entitled to review Cardinal Health’s financial, accounting or cost records at any time.

2.3                                 Each stability study has a stability management fee and stability storage fee as set forth in the quotes identified in Exhibit A and agreed to by the parties.  There is a minimum billable amount of $2,500 per study phase (i.e., individual stability timepoint pulls, method transfers, etc.).  Rush order services may be available for certain services as agreed to by the parties.  Surcharges for such rush orders typically range from 10% to 300% of the cost for the rushed service, are agreed in advance by the parties and will be quoted separately as requested by Acorda.  The cost of all reference standards, specialty chemicals and supplies, and HPLC or GC columns ordered by Cardinal Health for the Services will be billed to Acorda.

2.4                                 All required investigational studies or additional Acorda requests not outlined in this Agreement, the Protocols or an exhibit to this Agreement will be invoiced for the cost of performance at the standard hourly rate, plus associated fees.  Cardinal Health reserves the right to expend up to 16 hours per occurrence to complete all required investigational work (such as OOS investigations, troubleshooting chromatographic methods, etc.) without approval from Acorda.  If the additional work requires more than 16 hours, Cardinal Health will contact Acorda prior to continuation.  Additional work will be performed based on verbal agreement from Acorda and will be documented on a Cardinal Health Telephone Conversation Record (TCR).

3.                                   Term.

This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”), unless mutually extended by the parties or terminated according to the terms of this Agreement.

4.                                   Confidentiality.

The parties Agree that the Services performed hereunder and all communications in relation to such Services shall be governed by the terms of the Confidential Disclosure Agreement between Elan Corporation, Cardinal Health and Acorda, attached hereto as Exhibit B.

5.                                       Ownership

5.1                                 All specimens, biological materials, data and information necessary for Cardinal Health to conduct the Services, under this Agreement, will be provided by Acorda to Cardinal Health, and shall remain the sole and exclusive property of Acorda.  At all times, Acorda shall have the full and free right to use any and all information generated by Cardinal Health in the conduct of the Services (“Data”) in any way deemed by Acorda to be necessary or advisable, either directly or through agents or otherwise, without payment of any compensation to Cardinal Health for same, except as herein specifically provided.

5.2                                 All intellectual property rights subsisting in or relating to any calculations, Data, specifications, papers, documents, any other items, material or information generated by Cardinal Health in the performance of the Services or any study are vested in Acorda, save only that Cardinal Health shall have the rights to any general material such as Standard Operating Procedures, software, and any innovative laboratory methodology or process developed in the course of the Services.  Cardinal Health agrees that Acorda shall be entitled to own and control all proprietary technology and all financial, operating, training ideas, data, processes, procedures and materials, including works of expression, all copyrights, all patent rights, and all trade secret rights in such works that are developed, written, or conceived by Cardinal Health under this Agreement, to the extent that they relate to the Services or performance of the requirements of this Agreement.  Cardinal Health shall promptly disclose to Acorda any such Intellectual Property, and shall make, execute and deliver any and all instruments and documents and perform any and all acts, necessary to obtain, maintain and enforce patents, trademarks and copyrights for such Intellectual Property, and shall make, execute and deliver any and all instruments and documents and perform any and all acts, necessary to obtain, maintain and enforce patents, trademarks and copyrights for such Intellectual Property as Acorda may desire in any and all countries.  All costs and expenses of application and prosecution of such patents, trademarks and copyrights shall be paid by Acorda.

6.                                       Work Quality; Regulatory Compliance; Inspection; Other Representations and Warranties.

6.1                                 Cardinal Health agrees to carry out the Services and maintain records and the Data during and after the Term of this Agreement in compliance with all applicable Federal, State and local legal and regulatory requirements, including, without limitation, Guidelines issued by the International Conference on Harmonisation (“ICH/GCP”), and any requirements of the United States Food and Drug Administration (“FDA”) and the United States Drug Enforcement Administration (together, “Laws”).  Acorda’s remedies for Cardinal Health’s failure to meet the warranties set forth in this section shall be as set forth in Section 15.3.

6.2                                 Neither Cardinal Health nor any of Cardinal Health’s employees rendering the Services pursuant to this Agreement is under investigation by the FDA for debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992.  Cardinal Health shall notify Acorda immediately upon any inquiry concerning or the commencement of any such proceeding concerning Cardinal Health or any such employee.

6.3                                 If, with respect to any study or Services provided under this Agreement any governmental or regulatory authority conducts or gives notice to Cardinal Health of its intent to conduct an inspection at Cardinal Health’s facilities which are used in the performance of the Services or take any other regulatory action with respect to such facilities, Cardinal Health will promptly give Acorda notice thereof, including all information pertinent thereto.

6.4                                 Cardinal Health hereby represents and warrants to Acorda that performance of the Services as contemplated by this Agreement will not result in the breach or violation of any contract, arrangement or understanding which Cardinal Health may have with any third party.

6.5                                 Cardinal Health shall use reasonable commercial efforts and shall take all reasonable endeavours and shall take all reasonable precautions to ensure that all Data provided for the purposes of and/or resulting from the provision of the Services shall be protected against all risk of loss thereof.  In addition, Cardinal Health shall warrant that all electronic Data provided hereunder is backed up onto backup media tape on a daily basis and stored in a secure off-site location.

6.6                                 At a minimum, all Data shall be retained by Cardinal Health for a period of ten (10) years following completion of the applicable study or such longer period as may be required by applicable Laws.  Cardinal Health will notify Acorda in writing not less than thirty (30) days prior to destruction or disposal of such records, and will forward such records to Acorda or another site designated by Acorda upon Acorda’s request and at Acorda’s expense.

7.                                       Review of Work and Facilities Inspection.

During the Term of this Agreement, Cardinal Health will permit Acorda’s representative(s) to examine the work performed and all documentation related to such work and to inspect Cardinal Health’s facilities as agreed to by the parties upon reasonable advance notice and during regular business hours.  Acorda and its authorized representatives shall also have the right to copy any applicable items referred to in this Section.

8.                                       Publication.

Publication of Data, information or test results arising in connection with the Services provided by Cardinal Health and owned by Acorda shall be within the sole and absolute discretion of Acorda and shall not be published or referred to, in whole or in part, without the prior written consent of Acorda.

9.                                       Termination.

9.1                                 This Agreement, the Protocols and/or any study conducted hereunder, may be terminated (a) with or without cause by Acorda at any time during the Term of this Agreement upon the provision of thirty (30) days prior written notice to Cardinal Health; (b) by either party, upon thirty (30) days’ prior written notice of a breach of this Agreement which is not cured within such thirty (30) day period; and (c) by either party, if the other party files for protection under any bankruptcy law, enters into liquidation or becomes insolvent.  In the event this Agreement is terminated by Acorda, Cardinal Health shall complete all Services commenced for Acorda under this Agreement (including completion of all Services required in support of a particular clinical trial), to the extent requested by Acorda.  In the event of  termination pursuant to this Section, Acorda shall pay Cardinal Health any fees for the Services actually rendered by Cardinal Health under this Agreement together with all actual costs incurred by Cardinal Health as may be reasonably required to wind-down such activities and provided Cardinal Health uses all reasonable efforts to mitigate such costs, save that all payments to Cardinal Health will immediately cease in the event of termination of this Agreement due to a material breach by Cardinal Health.

9.2                                 Except to the extent otherwise required by law, upon termination of this Agreement and satisfaction of all obligations hereunder, Cardinal Health shall deliver to Acorda all Data and materials provided by Acorda to Cardinal Health for the conduct of the Services under this Agreement, whether provided before or after the date of this Agreement, plus all specimens or Data created by Cardinal Health under this Agreement.

9.3                                 Except as to payments required under this Agreement, if any default or delay occurs which prevents or materially impairs a party’s performance and is due to a cause beyond the party’s reasonable control, and provided that the default or delay is not caused by or the fault of such party, including but not limited to an act of God, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, the affected party shall promptly notify the party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible.  Neither party will be liable to the other party for any loss or damage due to such cause, and the Term will not be extended thereby.  Neither party may terminate this Agreement because of such default or delay except upon thirty (30) days prior written notice to the other party if the default or delay has existed for three (3) months and is continuing at the end of the thirty (30) day notice period.

10.                                 Independent Contractor.

Cardinal Health is an independent contractor of Acorda, and nothing contained in this Agreement shall be construed to place the parties in the relationship of partners, principal and agent, employer and employee, or joint venturers.

11.                                 Insurance

11.1                           At all times while this Agreement is in effect, each party shall procure and maintain at their own expense and for their own benefit, from an insurance carrier(s) having a minimum AM Best rating of A-VII, at least the following minimum levels of insurance coverage.

11.1.1	Worker’s Compensation	Statutory

11.1.2	General Liability*	USD$10,000,000 bodily injury, death and property damage combined single limit per occurrence and in the aggregate

*(including Products Liability)

In addition, Cardinal Health shall procure and maintain Errors and Omissions Liability insurance, in the amount of USD$10,000,000 per occurrence and in the aggregate, at its own expense and for its own benefit, from an insurance carrier(s) having a minimum AM Best rating of A-VII.

11.2                           In lieu of insurance, either party may self-insure any or a portion of the above required insurance.  In the event that any of the required policies of insurance are written on a claim made basis, then such policies shall be maintained during the entire Term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement.

11.3                           Upon request, no more often than on an annual basis, either party shall furnish the other a certificate(s) from the insurance carrier(s) (having a minimum AM Best rating of A-VII) showing the coverages set forth above.  The insurance may be cancelled or altered only after thirty (30) days written notice is given to the other party.

12.                               Representations and Warranties

12.1                           Cardinal Health represents, warrants and covenants that:

12.1.1                  it will carry out the Services in accordance with the Protocols all applicable Laws including without limitation applicable current Good Laboratory Practices and current Good Manufacturing Practices;

12.1.2                   there is no pending or threatened litigation, arbitration, mediation or governmental, administrative or regulatory audit, investigation or proceeding involving Cardinal Health which arises out of or relates to compliance with applicable Laws or the conduct of the Services;

12.1.3                   it is and shall continue to be trained and experienced in accordance with cGLP and ICH/GCP and the Laws and shall it provide the Services in a diligent and workmanlike manner;

12.1.4                   the Services shall be performed with requisite care, skill and diligence, in accordance with industry standards by individuals who are appropriately trained, experienced and qualified; and

12.1.5                   it is responsible for the professional quality and technical accuracy of the Services to be performed hereunder.

12.2                           Acorda represents, warrants and covenants that:

12.2.1                  it will perform all of its obligations under this Agreement and will use the results of all Services and the Data in accordance with all applicable Laws;

12.2.2                  there are no specific safe handling instructions that are applicable to any materials provided by Acorda, except as disclosed to Cardinal Health in writing by Acorda in sufficient time for review and training by Cardinal Health prior to such delivery.

12.3                           Each party represents, warrants and covenants to the other that:

12.3.1                  it (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

12.3.2                  it (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder.  The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

12.3.3                  all necessary consents, approvals and authorizations of all agencies and other persons required to be obtained by such party in connection with the Agreement have been obtained;

12.3.4                  the execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

12.4                           THE LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

13.                               Indemnity

13.1                           Cardinal Health shall be liable for and shall indemnify and hold Acorda, its affiliates, officers, directors, employees, and agents (each, an “Acorda Indemnitee”) against any loss, claim, proceedings or prosecution (whether such arises under Statute or Common Law) and including reasonable attorneys fees and other reasonable costs of defense) (collectively, “Losses”) in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Acorda Indemnitee by any third party to the extent based on or arising out of or resulting from any (a) breach by Cardinal Health of its representations, warranties and covenants hereunder, or (b) any negligent act or omission or willful misconduct of Cardinal Health.

13.2                           Acorda shall indemnify, defend and hold harmless Cardinal Health, its affiliates, officers, directors, employees and agents (each a “Cardinal Health Indemnitee”) from and against any and all Losses in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Cardinal Health Indemnitee by any third party to the extent based on or arising out of or resulting from (a) any breach by Acorda of its representations, warranties and covenants hereunder, (b) any negligent act or omission or willful misconduct of Acorda, or (c) the manufacture, sale, promotion, distribution or use of any Product which is the subject of the Services.

14.                                 Limitations of Liability.

14.1                           NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT.

14.2                           IN NO EVENT SHALL MAGELLAN’S LIABILITY FOR ANY LOST, DAMAGED OR DESTROYED PRODUCT PROVIDED BY ACORDA TO MAGELLAN UNDER THIS AGREEMENT EXCEED $15,000.

14.3                           IN THE EVENT OF A MATERIAL ERROR BY MAGELLAN IN PERORMING ANY SERVICES UNDER THIS AGREEMENT WHICH RENDERS SUCH SERVICES OR THE RESULTS OF SUCH SERVICES UNACCEPTABLE EITHER TO ACORDA OR ANY REGULATORY AGENCY, ACORDA’S SOLE REMEDY SHALL BE TO EITHER (A) REQUEST MAGELLAN TO REPEAT THE SERVICES AT MAGELLAN’S COST, OR (B) TERMINATE THIS AGREEMENT IN ACCORDANCE WITH SECTION 9.1 AND/OR OBTAIN A REFUND OF ALL AMOUNTS PAID TO MAGELLAN FOR THE DEFECTIVE SERVICES.

15.                               Miscellaneous

15.1                           Survival.  The obligations of the parties contained in Sections 2.1, 4, 5, 6, 8, 10, 11 12, 13, 14 and 15, shall survive the termination of this Agreement.

15.2.                        Entire Agreement; Amendments.  This Agreement, together with the Exhibits, contains the entire understanding of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions, other than any currently effective confidentiality or non-disclosure agreement between the parties or their affiliates regarding the subject matter herein. The parties may modify or amend the provisions hereof only by an instrument in writing duly executed by the parties.

15.3                           Remedies.  Cardinal Health acknowledges that Acorda will have no adequate remedy at law if Cardinal Health violates the terms of Section 4 hereof.  Accordingly, in such event, Acorda shall have the right, in addition to any other rights it may have at law or equity, to obtain in any tribunal of competent jurisdiction injunctive relief to restrain any breach or threatened breach of this Agreement.  If, due to reasons within Cardinal Health’s reasonable control, Cardinal Health’s Services fail to meet the warranty set forth in Section 12.1, Acorda shall have the right to: (a) terminate this Agreement in accordance with Section 9; or (b) require that defective Services be replaced, as the case may be, without charge to Acorda; or (c) request a refund for the Services in accordance with the terms of this Agreement.

15.4                           Binding Agreements and Assignment.  This Agreement shall be binding upon and inure to the benefit of Acorda and Cardinal Health and their respective successors and permitted assigns. Cardinal Health may not delegate its obligation to perform the Services under this Agreement, assign or otherwise transfer this Agreement without the prior written consent of Acorda.  Acorda may assign this Agreement to its Affiliates.  Cardinal Health may not appoint any sub-contractors to provide the Services under this Agreement unless it has the prior written consent of Acorda.

15.5                           Publicity.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

15.6                           Waiver.  No waiver by either party of any breach of any provision of this Agreement shall constitute a waiver of any other or subsequent breach.

15.7                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers effective as of the date first set forth above.

Acorda Therapeutics, Inc.	Cardinal Health PTS, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

QUOTES SUBJECT TO THIS AGREEMENT

Quote ID

Title

QTE-ELR-0009	IRF / NDA and Phase III Clinical Program (Fampridine)

QTE-ELR-0012	Method Familiarization

QTE-ELR-0013

Method Transfer

QTE-ELR-0014	Robustness Study

QTE-ELR-0015	Hours for Additional Data in Reports

QTE-ELR-0016	Fampridine Coloured Stability Programme for API Supplier I

QTE-ELR-0017	Fampridine Coloured Stability Programme for API Supplier II

QTE-ELR-0018

Induction Seal Investigation

The parties recognize that the Quotes identified in this Exhibit were previously approved and executed by Cardinal Health and Elan Corporation, plc.  The parties agree that all of the quotes listed above and all services provided pursuant to such quotes are subject to the terms and conditions of this Agreement.

Exhibit B

CONFIDENTIALITY AGREEMENT

1.4                                 This Agreement shall become effective upon the date of the last party to sign (the “Effective Date”) and shall expire two (2) years from such date.  Notwithstanding expiration or termination of the Agreement the parties shall maintain in confidence Information obtained from the other under this Agreement for five (5) years after the Effective Date.

2.                                       Each party agrees to treat Information disclosed to it by the other with the same degree of care as it does in protecting its own confidential information, and Information shall be disclosed within the recipient company only on a need-to-know basis.  For this purpose, Affiliates, employees, agents and consultants of the recipient company bound by obligations of secrecy no less strict than those set out herein shall not be regarded as third parties.  Furthermore, each party agrees not to undertake any analysis of samples or materials embodying such Information or permit any third party analysis thereof without the prior written consent of the other party.

3.1.                              The restrictions and obligations of non-disclosure and non-use shall not apply to Information which:

3.1.1.                     is in the public domain at the time of disclosure by the disclosing party hereunder or which later enters the public domain through no fault of the receiving party; or

3.1.2.                     is in the possession of the receiving party at the time of disclosure; or

3.1.3.                     becomes available to the receiving party from a third party who is under no obligation to the disclosing party; or

3.1.4.                     is proven by documentary evidence to have been independently discovered by the receiving party without the aid, application or use of Information; or

3.1.5.                     is required by law to be disclosed.  In such event, the receiving party shall notify the disclosing party of the required disclosure in advance to enable the disclosing party to have an opportunity to object to such governmental entity or court of law regarding the required disclosure.  The receiving party shall use all reasonable efforts to obtain confidential treatment of such Information required to be disclosed.

3.2.                              Information shall not be deemed to be in the public domain merely because it may be derived from one or more items publicly known.

4.                                       The receiving party undertakes that any further confidential information which may come to the knowledge of the receiving party as a result of any visits, inclusive of the form, materials and design of the various elements of any relevant plant and equipment which may be seen at such establishments as well as the plant as a whole, the methods of operation thereof and the various applications thereof, shall be kept strictly confidential, and shall be deemed to be Information which is protected by the terms of this Agreement.

5.                                       The disclosing party may provide the receiving party with samples of products, technologies or formulations (hereinafter referred to as “Samples”) for the purpose of this Agreement.  The receiving party undertakes that it shall not:

5.1                                 use the Samples other than for the purpose of performing the Evaluation;

5.2                                 make any Samples available to any third party;

5.3                                 allow access to the Samples by any of its employees except those who are directly involved in the discussions;

5.4                                 make any commercial use of the Samples or any composition made using the Samples; and

5.5                                 analyse or otherwise attempt to determine the composition, construction or formulation of the Samples.

Upon request, the receiving party shall return all Samples to the disclosing party.

6.                                       All written, printed, or other tangible documents, materials and Information submitted by one party to the other hereunder, and all copies thereof, shall be returned to the disclosing party upon request except that the receiving party may retain one (1) copy of Information (with the exception of any samples) solely for ensuring compliance with the terms contained therein.

7.                                       None of the parties makes any representation or warranty as to the accuracy or completeness of Information or as to any sample, material, item, or document embodying Information.

8.                                       This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof.  No modification, amendment, or waiver of any provision of this Agreement shall be valid unless in writing and signed by a duly authorised officer or representative of each of the parties hereto.

3

9.                                       Each party shall be an independent contractor in its performance of this Agreement and shall not be deemed, expressly or by implication, to be an agent, employee, representative, or servant of the other party for any purpose whatsoever.  Neither party shall have the power to control the manner in which the other party performs its obligations under this Agreement but shall look to it only for the results achieved.

10.                                 Nothing in this Agreement shall be understood as granting, expressly or by implication, any rights to either party under the patents, technical information, proprietary information or know-how of the other except to the extent expressly set forth herein, or as giving rise to any obligation on the part of the parties hereto to supply or purchase any materials, compositions, or products.  Termination of this Agreement for any reason shall not relieve either party of the obligations set forth in this Agreement.

11.                                 None of the parties shall disclose the existence of this Agreement, the subject matter hereof, or the fact that discussions are taking place, nor originate any publicity, news release or other public announcement, written or oral, in relation thereto, without the prior written consent of the other party.

12.                                 This Agreement shall be governed by the laws of New York and both parties submit to the exclusive jurisdiction of the New York courts.

AGREED TO AND ACCEPTED:

ELAN CORPORATION, PLC		CARDINAL HEALTH PTS, INC.

BY:	/s/ LIAM DANIEL	BY:	/s/ Bruce W. Boucher

NAME:	LIAM DANIEL	NAME:	Bruce W. Boucher

TITLE:	COMPANY SECRETARY	TITLE:	Sr. Vice President & Chief Financial Officer

DATE:	November 22, 2002.	DATE:

ACORDA THERAPEUTICS, INC

BY:	/s/ Mitchell Katz

NAME:	Mitchell Katz

TITLE:	Vice President

DATE:	11\26\02

4